As filed with the Securities and Exchange Commission on November 10, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PREMIER EXHIBITIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	20-1424922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3340 Peachtree Road, NE, Suite 900

Atlanta, Georgia 30326

(404) 842-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Davino

President and Chief Executive Officer

Premier Exhibitions, Inc.

3340 Peachtree Road, NE, Suite 900

Atlanta, Georgia 30326

Tel: (404) 842-2600

Fax: (404) 842-2626

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Brandon, Esq.	Derek D. Bork, Esq.
General Counsel	Thompson Hine LLP
Premier Exhibitions, Inc.	3900 Key Center
3340 Peachtree Road, NE, Suite 900	127 Public Square
Atlanta, Georgia 30326	Cleveland, Ohio 44114
Tel: (404) 842-2600	Tel: (216) 566-5500
Fax: (404) 842-2626	Fax: (216) 566-5800

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.                                                                                                                                                                               ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.                                                                                                                                                                                                ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                                                                                                                                                                                                         ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.                          ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.                       ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.                                                                                                                                                                                                                ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $.0001 per share	5,149,165(1)	$1.81	$9,319,989	$1,068.07[3]

(1)	The shares being registered include 5,149,165 shares issuable to Lincoln Park Capital Fund, LLC. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover additional shares that may be issued to prevent dilution resulting from any stock split, stock dividend, recapitalization, exchange or similar transaction.

(2)	Pursuant to Rule 457(c) of the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $1.81 per share, the average of the high and low sales prices of the common stock of the registrant reported on The NASDAQ Global Market on November 9, 2011.

(3)	A filing fee of $1064.19 previously paid with an earlier registration statement on Form S-3 (File No. 333-175581) initially filed by Premier Exhibitions, Inc. on July 15, 2011, is offset against the fee currently due pursuant to Rule 457(p) of the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated November 10, 2011

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The Registrant may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Registrant is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Premier Exhibitions, Inc.

5,149,165 Shares of Common Stock

This prospectus relates to the resale of up to 5,149,165 shares of our common stock, par value $.0001 per share, from time to time, which may be sold by the selling stockholder, Lincoln Park Capital, LLC (the “selling stockholder” or “LPC”). The shares of common stock being offered by the selling stockholder are issuable pursuant to the LPC Purchase Agreement, which we refer to in this prospectus as the Purchase Agreement. Please refer to the section of this prospectus entitled “The LPC Transaction” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information. The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

The selling stockholder will receive all of the proceeds from any sales of our common stock made pursuant to this prospectus. Accordingly, we will receive no proceeds from sales of our common stock made pursuant to this prospectus. However, we may receive up to $10,000,000 under the Purchase Agreement with LPC. We are paying the expenses of registering the shares covered by this prospectus and preparing this prospectus, but the selling stockholder will pay any selling expenses incurred by it in connection with the shares of common stock covered by this prospectus.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and listed on the NASDAQ Global Market under the symbol “PRXI”. On October 31, 2011, the closing price of our common stock on the NASDAQ Global Market was $1.84 per share. We have applied to have the shares of stock offered pursuant to this prospectus approved for listing on the NASDAQ Global Market.

On October 31, 2011, we entered into a Purchase Agreement with LPC covering the sale or issuance to it of up to $10,000,000 of our common stock. In addition to the right to sell the shares to LPC, we may issue up to 149,165 shares to LPC as a commitment fee on a pro rata basis as up to $10,000,000 of our common stock is purchased by LPC. Pursuant to the Purchase Agreement, under no circumstances will the shares sold to LPC and the shares issued to LPC as a commitment fee together exceed 7,817,621 shares, or one-third of the number of shares of common stock held by non-affiliates as of the date of the Purchase Agreement. On October 31, 2011, of the 47,443,513 outstanding shares of our common stock, non-affiliates held 23,452,863 shares and affiliates held 23,990,650 shares. At the last reported sale price of our common stock on October 31, 2011 of $1.84 per share, the market value of the shares held by non-affiliates was $43,153,268. Including the shares that may be issued as a commitment fee, at that per share price, the market value of the $10,000,000 of shares issuable under the Purchase Agreement and the 149,165 shares that may be issued as a commitment fee under the Purchase Agreement ($274,464 of the commitment shares) would be 23.81% of the market value of the shares held by non-affiliates on October 31, 2011.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. During the twelve calendar month period prior to and ending on the date of this prospectus, we have not offered or sold any shares of common stock pursuant to General Instruction I.B.6. of Form S-3 other than the shares covered by this prospectus.

Investing in our common stock involves certain risks. Please see the section entitled “Risk Factors” beginning on page 5 of this prospectus to read about risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2011

INFORMATION CONTAINED IN THIS PROSPECTUS

In this prospectus, “Premier,” “the Company,” “we,” “us” and “our” refer to Premier Exhibitions, Inc., a Florida corporation, and its subsidiaries, taken as a whole, unless the context otherwise requires. We reorganized our corporate structure on October 14, 2004. As a result, the name of our company changed from “RMS Titanic, Inc.” to “Premier Exhibitions, Inc.”

We have not authorized any dealer, salesperson or other person to give you any information or to make any representations to you, other than those contained or incorporated by reference in this prospectus, in connection with the offer contained in this prospectus and, if given or made, you should not rely on such information or representations as having been authorized by us.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. In addition, this prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of the documents that we discuss in this prospectus. In making a decision to invest in our common stock, you must rely on your own examination of the company and the terms of the offering and the common stock, including the merits and risks involved.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation by Reference” before deciding to invest in shares of our common stock.

We are not making any representation to you regarding the legality of an investment in our common stock by you under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

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SUMMARY

The following summary highlights information about the offering of common stock covered by this prospectus, but it may not contain all of the information that is important to you. You should read the entire prospectus carefully, including our financial statements incorporated by reference from the annual and quarterly reports we have filed with the Securities and Exchange Commission, exhibits to the registration statement of which this prospectus is a part and all documents incorporated herein by reference. You should also read “Risk Factors” beginning on page 5 for more information about important risks that you should consider before investing in our common stock.

Premier Exhibitions, Inc.

Our Company

Premier Exhibitions, Inc. is in the business of presenting to the public museum-quality touring exhibitions around the world. Since the Company’s establishment, we have developed, deployed, and operated unique exhibition products that are presented to the public in exhibition centers, museums, and non-traditional venues. Income from exhibitions is generated primarily through ticket sales, third-party licensing, sponsorships and merchandise sales. Our touring exhibitions usually span four to six months. The stationary exhibitions are longer-term engagements which are located in New York, New York, Las Vegas, Nevada, and Atlanta, Georgia. In addition to the exhibitions noted above, we opened an additional stationary “Dialog in the Dark” exhibition in New York, New York, on August 20, 2011. In addition to developing new content for future exhibitions, the Company continually evaluates its touring capacity and may expand or contract to suit the addressable market for its content.

We first became known for our Titanic exhibitions, which we conduct through our wholly-owned subsidiary RMS Titanic, Inc., and which present the story of the ill-fated ocean liner, the R.M.S. Titanic (the “Titanic”). The Titanic has captivated the imaginations of millions of people throughout the world since 1912 when she struck an iceberg and sank in the North Atlantic on her maiden voyage approximately 400 miles off the coast of Newfoundland. More than 1,500 of the 2,228 lives on board the Titanic were lost.

We been approximately 5,500 Titanic artifacts which we have the right to present at our exhibitions. In 1994, a federal district court declared us Salvor-in-Possession of the Titanic wreck and wreck site, and, as such, we have the exclusive right to recover objects from the Titanic wreck site. Through our explorations, we have obtained and are in possession of the largest collection of data, information, images and cultural materials associated with the Titanic shipwreck. We believe that our Salvor-in-Possession status puts us in the best position to provide for the archaeological, scientific and educational interpretation, public awareness, historical conservation and stewardship of the Titanic shipwreck. As of August 31, 2011 we were configured to operate 7 concurrent Titanic exhibitions, of which 6 were presented at venues and one touring show was idle during the second quarter of fiscal 2012.

In 2004, we diversified our exhibitions beyond the Titanic and into human anatomy by acquiring licenses that give us rights to present exhibitions of human anatomy sets, each of which contains a collection of whole human body specimens plus single human organs and body parts. As of August 31, 2011 we were configured to present 9 concurrent human anatomy exhibitions, of which 7 were presented at venues and 2 touring shows were idle during the second quarter of fiscal 2012. We plan to return one Bodies set used in two touring exhibits as the lease term expires during the third quarter of fiscal 2012. One of these touring exhibits has been in storage since April 2011, pending its return.

In 2008, we further expanded our exhibition portfolio when we entered into a long-term license agreement to present an exhibition series entitled “Dialog in the Dark.” Our “Dialog in the Dark” exhibitions are intended to provide visitors with an opportunity to experience the paradox of learning to “see” without the use of sight. Visitors are escorted through a series of galleries immersed in total darkness and challenged to perform tasks without the use of vision. As of August 31, 2011 we were configured to present two “Dialog in the Dark” exhibitions in Atlanta, Georgia and New York, New York. Our “Dialog in the Dark” exhibition in New York City opened on August 20, 2011. Additional expansion is also under review.

In the year ended February 28, 2009 (“fiscal 2009”), the Company began to see a decline in attendance at both the Bodies and Titanic exhibitions which adversely impacted earnings. Also, the Company spent significant capital pursuing new exhibition concepts that never materialized. By the end of fiscal 2009, with senior members of management leaving the Company and the Company under significant financial distress, stockholders voted to change the composition of the Board of Directors. In January of 2009, the new Board terminated the Chief Executive Officer, and installed new senior management.

During the year ended February 28, 2010 (“fiscal 2010”), the new Board and senior management began comprehensive efforts to turn around the profitability of the Company by restructuring the business and raising capital. Management reduced the size of the headquarters operations and began to rationalize the number of Bodies shows touring, reducing touring capacity in June of 2009 from 16 to 13 concurrent Bodies shows, and also negotiated the early termination a previously presented Star Trek exhibition, eliminating three touring shows. Dialog in the Dark was scaled back to only one show installed long-term in Atlanta. These touring capacity adjustments were made to eliminate unprofitable shows and bring capacity in line with the Company’s ability to keep shows touring profitably. The Company also issued convertible notes worth $12 million in order to properly capitalize the business. Management also worked to mend or end relationships with trade partners that had become strained under the prior management, which in certain cases required significant working capital.

Management also created a process to evaluate and develop new content that can be used to create new touring exhibitions. Other more generic processes were implemented to support traditional business decisions ranging from human resources management to financial planning and analysis. Additionally, management began to strategize on ways to expand the Titanic model beyond the exhibition business to broaden the Company’s reach and to capitalize on the 100 year anniversary of the sinking of the Titanic in 2012.

In an effort to further stabilize the Company and grow, during fiscal 2010 management implemented a process designed to identify, quantify and manage the risk and returns associated with taking existing exhibitions into a given market and operating these exhibitions without museums or third party promoters. Management initially believed that self-operating exhibitions would be optimal as it would allow us to maintain more control of the exhibitions and would also allow us to retain 100 percent of the profit from the exhibitions as opposed to sharing that profit with a museum or promoter. Based on this strategy, the Company began to increase its self-operated exhibitions in fiscal 2010 and continued expansion into the year ended February 28, 2011 (“fiscal 2011”). However, the Company experienced lower than anticipated attendance at its self-operating touring Bodies exhibitions in fiscal 2011. As the sole operator of the exhibitions, the Company had to bear the full cost of the exhibits, lowering gross margins and profits in fiscal 2011.

At the end of the third quarter of fiscal 2011, 11 of our 14 Bodies shows toured in largely self-operated, temporary exhibits at non-branded venues. Specimens used in these exhibits were leased or licensed and were made available to the Company for display at significant cost. With several of the licenses for these specimens expiring, and considering the recent attendance patterns, management determined the best option was to return the specimens to their owner, as the license agreements ended, and cease operating these exhibits. Based on this analysis and the impact that touring self-operating Bodies exhibitions had on the Company’s results of operations through the third quarter of fiscal 2011, in January 2011 the Company announced its intentions to discontinue its touring self-operated Bodies exhibitions. Going forward, the Company will focus on touring Bodies, as well as the Titanic exhibitions, Dialog in the Dark, and new content, primarily with promoters and museums. As a result of returning specimens the Company has significantly reduced its fixed operating lease costs. The majority of the Company’s remaining specimens available to tour have significantly lower costs. In connection with the reduction in Bodies touring capacity, the Company also embarked upon an aggressive reduction in general and administrative expenses.

The Company incurred a net loss of $12.5 million during fiscal 2011, and its cash balance was approximately $3.8 million as of February 28, 2011. The Company invested approximately $5.5 million of capital during fiscal 2011, due to both the lack of historical investment in the core business as well as scope and breadth of the Company’s initiatives at the time. This capital investment was primarily related to the 2010 expedition to the Titanic wreck site and the revitalization of certain exhibitions.

Risk Factors

An investment in our common stock involves certain risks. You should read the “Risk Factors” section beginning on page 5 of this prospectus (along with other matters referred to and incorporated by reference in this prospectus) to ensure that you understand the risks associated with a purchase of our common stock.

Our Contact Information and Websites

Premier’s principal executive offices are located at 3340 Peachtree Road, NE, Suite 900, Atlanta, Georgia 30326 and the Company’s telephone number is (404) 842-2600. The Company is a Florida corporation and maintains websites located at: www.prxi.com, www.rmstitanic.net, www.expeditiontitanic.com, www.bodiestheexhibition.com, www.bodiestickets.com, www.titanictix.com, and www.bodiesrevealed.com. Information on Premier’s websites is not part of this prospectus.

The Offering

On October 31, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with Lincoln Park Capital Fund, LLC (“LPC”). Under the Purchase Agreement, we have the right to sell to LPC up to $10,000,000 of our common stockat our option as described below.

Pursuant to the Registration Rights Agreement, we are filing this registration statement and prospectus with the Securities and Exchange Commission (the “SEC”) covering shares that may be issued to LPC under the Purchase Agreement. We do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part. After the registration statement is declared effective (“Commencement Date”), over approximately 36 months, we have the right to direct LPC to purchase up to $10,000,000 of our common stock in amounts up to 100,000 shares as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances. No sales of shares may occur below $1.00 per share. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC. The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. LPC may not assign or transfer its rights and obligations under the Purchase Agreement. We may issue up to 149,165 shares to LPC as commitment shares on a pro rata basis as LPC purchases up to $10,000,000 of our common stock as directed by us. Pursuant to the Purchase Agreement, the shares we issue to LPC pursuant to the Purchase Agreement, including the commitment shares issued to LPC, may not exceed 7,817,621 of our common stock, which represents one-third of the number of shares of common stock held by non-affiliates as of the date of the Purchase Agreement.

As of October 31, 2011, there were 47,443,513 shares outstanding (23,452,863 shares held by non-affiliates). The 5,149,165 shares offered pursuant to this prospectus include 149,165 shares that we may issue pro rata as a commitment fee as up to $10,000,000 of our stock is purchased by LPC, with the remainder representing shares we may sell to LPC under the Purchase Agreement. If all of the 5,149,165 shares offered by LPC pursuant to this prospectus were issued and outstanding as of the date hereof, such shares would represent 9.8% of the total common stock outstanding or 18.0% of the non-affiliates shares outstanding, as adjusted, as of the date hereof. If we elect to issue more than the 5,149,165 shares offered pursuant to this prospectus, subject to a maximum share cap of 7,817,621 shares, which we have the right but not the obligation to do, we must register under the Securities Act any additional shares we may elect to sell to LPC (up to the 7,817,621 maximum share issuance cap) before we can sell such additional shares, which could cause substantial dilution to our stockholders. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased by LPC under the Purchase Agreement.

The Company and LPC previously entered into purchase agreements dated May 20, 2011, and October 19, 2011, both of which were terminated by the parties with no shares sold pursuant to the respective agreement. A registration statement previously filed related to the May 20, 2011, purchase agreement has been withdrawn.

Securities Offered

Common stock to be offered	5,149,165 shares consisting of:
by the selling stockholder

• 149,165 shares that we are required to issue to LPC proportionally in the future, as a commitment fee, if and when we sell shares to LPC under the Purchase Agreement;

• The remainder represents shares that we may sell to LPC under the Purchase Agreement.

Common stock outstanding prior to this offering	47,443,513 as of October 31, 2011

Common stock to be outstanding after giving effect to the issuance of 5,149,165 shares under the Purchase Agreement	52,592,678 shares

Use of proceeds

We will receive no proceeds from the sale of shares of common stock by LPC in this offering. However, we may receive up to $10,000,000 under the Purchase Agreement with LPC. Any proceeds that we receive from sales to LPC under the Purchase Agreement will be used for working capital and for general corporate purposes. See “Use of Proceeds.”

Risk factors	This investment involves certain risks. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on NASDAQ Global Market	PRXI

RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. If any of the risks or uncertainties discussed below and elsewhere in our reports, including, but not limited to, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the consolidated financial statements and the related notes included in our Form 10-K and Forms 10-Q, were to occur, our business, financial condition and results of operations could be seriously harmed. Additional risks and uncertainties not currently known to us or that we presently deem to be immaterial could also seriously harm our business, financial condition and results of operations.

Risk Factors Related to Owning Our Common Stock and to this Offering

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement, we authorized the issuance to LPC of up to 5,149,165 shares of our common stock. The number of shares ultimately offered for sale by LPC pursuant to this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement, subject to the limitations set forth in the Purchase Agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. All 5,149,165 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares in this offering at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases in our sole discretion but no sales may occur if the purchase price of our common stock is below $1.00 and therefore, LPC may ultimately acquire all, some or none of the 5,149,165 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. We have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us. However, the sale of a substantial number of shares of our common stock in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The price of our common stock may fluctuate significantly, and investors in our common stock could see the value of our common stock decline materially. In addition, the recent trading level of our stock could subject us to delisting by NASDAQ.

The stock market has recently experienced, and may experience in the future, extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. Such changes may occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our Company, and these fluctuations have and could materially reduce our stock price in the future. In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company, including LPC pursuant to this prospectus, and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Moreover, companies that have had volatile market prices for their securities have been subject to securities class action lawsuits. Any such lawsuit filed against us, regardless of the outcome, could result in substantial legal costs and a diversion of our management’s attention and resources, which in turn could seriously harm our business, results of operations and financial condition.

During fiscal 2010, our common stock traded at levels below $1.00 per share. Under NASDAQ’s rules, a listed security is in non-compliance with NASDAQ listing rules if it fails to achieve at least a $1.00 closing bid price for a period of 30 consecutive business days. On September 15, 2009, the Company received a notice of deficiency from the NASDAQ Global Market regarding the Company’s non-compliance with the minimum bid price listing rules. On October 16, 2009, the NASDAQ Global Market provided the Company with written confirmation of compliance with the minimum bid price listing rule after the closing bid price of the Company’s common stock reached $1.00 per share or more for ten consecutive business days. For a variety of reasons, it is possible that we could again violate the minimum bid price or other NASDAQ requirements. If our stock is delisted from NASDAQ, interest in, and the ability to trade our stock, could decline, which could have a negative impact on the market value of our common stock and our ability to raise capital in the future. In addition, if our stock were delisted, we would be unable to sell shares to LPC under the Purchase Agreement.

Risk Factors Related to Our Business

Our cash flows from operations may not improve sufficiently to finance our ongoing operations or to make investments necessary for future growth without the need for additional financing.

We can provide no assurances that our cash flow from operations will improve sufficiently to finance our ongoing operations or to make investments necessary for future growth. During fiscal 2011, we incurred a net loss of $12.5 million and our cash balance was approximately $3.8 million as of February 28, 2011. We currently do not have access to a revolving credit facility. We have recently announced efforts to significantly reduce general and administrative expense and to eliminate unprofitable touring capacity in the Bodies business. However, there can be no assurance that our cash flows from operations will improve sufficiently during the next 12 months to fund our ongoing operations beyond that time. We might need to raise additional financing, which might not be available to us or might only be available to us on terms that are not favorable. If we are unable to sufficiently improve our financial performance or obtain financing, if and when we may need it, we may not be able to continue operations as they are currently anticipated or we may be unable to make capital investments needed for our existing exhibits or to develop new exhibits.

We may not be able to access the full amounts available under the Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations which could have an adverse affect on our business.

Under the Purchase Agreement, we may direct LPC to purchase up to $10,000,000 worth of shares of our common stock (subject to a maximum share issuance cap of 7,817,621 shares) over a 36-month period. On any trading day selected by us, we may sell to LPC up to 100,000 shares of common stock by delivering a purchase notice to LPC. LPC does not have the right or the obligation to purchase any shares of our common stock if the purchase price would be below $1.00 per share. To the extent that the market price of our common stock is below $1.00 per share on a trading day, we would not receive any proceeds under the Purchase Agreement for that day. We may direct LPC to purchase an additional 100,000 shares of our common stock provided on the purchase date our share price is not below $3.00 per share. Depending on the prevailing market price of our common stock, and due to a maximum share issuance cap of 7,817,621 shares, we may not be able to sell shares to LPC for the maximum $10,000,000 over the term of the agreement. In addition, we are only registering 5,000,000 shares of our common stock pursuant to this prospectus for issuance as purchase shares. Assuming a purchase price of $1.84 per share, the closing sale price of our common stock on October 31, 2011, and the issuance to LPC of 5,000,000 purchase shares, the proceeds to us would only be $9,200,000. In the event we elect to issue more than 5,149,165 shares (up to the 7,817,621 share issuance cap), we would be required to file a new registration statement and have it declared effective by the SEC.

The plans of our largest stockholder to sell its block of common stock could have an effect on our stock price and could result in changes to the strategic direction of the Company.

The Company’s largest stockholder, Sellers Capital Master Fund, Ltd. (“SCF”), informed the Company that at the request of the fund’s investors it intended to return all capital to them. When SCF initially reached this decision in June 2010, it had planned to attempt to locate a single purchaser for the fund’s 46 percent equity investment in our common stock over the following 12 to 18 months. At the request of the Board and Mark Sellers, Chairman of the Board of Premier Exhibitions, Inc. and Managing Member of Sellers Capital, LLC, a committee of the Board engaged its investment banker to attempt to locate an appropriate buyer for the fund’s equity investment who would commit to the multi-year plan presented to the U.S. District Court for the Eastern District of Virginia, Norfolk Division, in November 2009 regarding expanding the Company’s role as trustee of the Titanic wreck site in conjunction with the litigation described under “Legal Proceedings” in our Form 10-K.

On October 7, 2010 Mr. Sellers informed the Company that SCF was no longer marketing its 46 percent ownership stake in Premier, and further that SCF no longer has a specific time frame within which to sell its stake in Premier. Instead, Mr. Sellers indicated that SCF would retain its shares in the Company until such time as it could obtain what he believes to be a better value for the shares.

Management does recognize, however, that if a suitable buyer is not identified at the appropriate time, Mr. Sellers may choose to take another course of action, including potentially selling the shares in the open market or in a privately negotiated transaction or distributing the SCF shares to the fund’s limited partners.

The plans of our largest stockholder to sell its block of common stock could have a negative effect on our stock price and could result in changes to the strategic direction of the Company. The announcement will not likely result in a change in the Company’s ownership in the short term, but could serve to destabilize the trading price of our common stock. In addition, a single purchaser of the 46 percent block of common stock could also acquire effective control of the Company. Such a stockholder may not agree with the present strategic direction of the board of directors and management, creating uncertainty that the current strategic focus of the Company will continue over the longer term.

We have been awarded in-specie awards granting us title to all of the artifacts we have recovered from the Titanic wreck site. We may not be able to maximize the full value associated with title to these artifacts.

In August, 2011 the U.S. District Court for the Eastern District of Virginia, Norfolk Division issued an Order granting us an in-specie award to all of the artifacts we have recovered from the Titanic wreck since after the Company’s first expedition in 1987. Together with the October, 1993 Order from the French Maritime Tribunal granting us an in specie award to all of the artifacts recovered in our 1987 expedition, we now have title to all of the artifacts we have recovered from the Titanic wreck. Both of these in-specie awards come with certain limitations which govern how we care for the artifacts and how they may be sold. Our ability or inability to put these artifacts to good use, or to maximize the full value associated with title to these artifacts, may affect our results of operations and financial condition.

If we are unable to maintain our Salvor-in-Possession rights to the Titanic wreck and wreck site, our Titanic exhibitions could face increased competition.

We are the exclusive Salvor-in-Possession of the Titanic wreck and wreck site. Our Salvor-in-Possession status enables us to prevent third parties from salvaging the Titanic wreck and wreck site and from interfering with our rights to salvage the wreck and wreck site. To maintain our Salvor-in-Possession rights, we must maintain a presence over the wreck site as interpreted by the courts. In addition, we may have to commence legal proceedings against third parties who attempt to violate our rights as Salvor-in-Possession, which may be expensive and time-consuming. Moreover, the court may not continue to recognize us as the sole and exclusive Salvor-in-Possession of the Titanic wreck and wreck site. If we were to lose our Salvor-in-Possession rights, our Titanic exhibitions could be exposed to competition, which could harm our operating results.

We have recently filled a key vacant management position and our failure to successfully adapt to changes in key management, and/or our inability to fill other vacant key positions, may adversely affect our business.

Our Board of Directors has recently filled the vacant Chief Financial Officer role and is considering the addition of a Chief Operating Officer position. Changes in key management and the potential for additional appointments could create uncertainty among our employees, customers, partners and promoters and could result in changes to the strategic direction of our business, which could negatively affect our business, operating results and financial position. Any failure of our management to work together to effectively manage our operations, our inability to hire other key management, and any failure to effectively integrate new management into our controls, systems and procedures may materially adversely affect our business, results of operations and financial condition.

We believe that our future success depends to a significant degree on the skills and efforts of our management team. If we lose the services of any of our current senior executive officers and key employees, our ability to achieve our business objectives could be seriously harmed, in turn adversely affecting our business and operating results.

Our business may be harmed as a result of litigation.

We are a party to ongoing material legal proceedings. These proceedings are described under the headings “Legal Proceedings” and also in the footnotes to our Consolidated Financial Statements included in our Form 10-K and Forms 10-Q for the quarters ended May 31, 2011 and August 31, 2011. Should an unfavorable outcome occur in some or all of our current legal proceedings, or if successful claims and other actions are brought against us in the future, our business, results of operations and financial condition could be seriously harmed.

We may have a risk of collection of our revenue from exhibitions presented by third parties.

We rely upon third parties to present some of our exhibitions and in many cases those third parties operate the box office and control the sale of the tickets. As a result, we are subject to the risk that we will be unable to collect our portion of the revenue from the exhibitions presented by third party partners. Where we are unable to collect these revenues in accordance with the terms of the contract, we may incur the cost of litigation to recover the amounts owed to us and may ultimately not recover the full value of the receivable.

Continuing economic weakness may have a negative impact on our revenues and make it difficult for us to obtain financing to operate our business.

Our results of operations are sensitive to changes in general economic conditions that impact consumer spending, including discretionary spending for our exhibitions, both domestically and in international markets where we operate. Discretionary consumer spending is impacted by higher levels of unemployment, fuel prices, weakness in the housing markets, higher consumer debt levels, declines in consumer confidence in future economic conditions, higher tax rates, higher interest rates, and other adverse economic conditions. The economic slowdown, and other factors that cause consumers to reduce their discretionary spending to a point where attendance at our exhibitions declines, negatively affect our revenues and results of operations.

The economic weakness that continues in the financial markets and in the housing markets has resulted in declines in consumer confidence and spending, volatility in securities prices, diminished liquidity and credit availability and declining valuations of many investments. If the national or global economy or credit market conditions in general were to deteriorate further in the future, it is possible that such changes could put additional negative pressure on discretionary consumer spending and other consumer purchasing habits, which would adversely affect our operating results and make it more difficult for us to obtain financing to operate our business.

Our inability to develop new exhibitions could seriously harm our results of operations and financial condition.

Our business depends on our ability to develop and execute new exhibitions and new venues for our existing exhibitions. If we are unable to develop new lines of exhibitions and new venues for our existing exhibitions, our results of operations and financial condition could be seriously harmed.

Our exhibition business is sensitive to public tastes. If we are unable to anticipate or respond to changes in consumer preferences, demand for our exhibitions could decrease.

Our ability to generate revenue from our exhibitions is highly sensitive to changes in public tastes. Our success depends in part on our ability to anticipate the preferences of consumers and to offer appealing exhibitions. We typically book each exhibition venue several months in advance of an exhibition’s opening and incur certain upfront costs prior to our receiving any operating income. Therefore, if the public is not receptive to a particular exhibition or location, we could incur a loss depending on the amount of the incurred costs. Moreover, if we are not able to anticipate, identify or react to changes in public tastes, reduced demand for our exhibitions will likely result. Any of the foregoing could adversely affect our results of operations and financial condition.

If our advertising, promotional and other marketing campaigns are not successful, our results of operations could be harmed.

Like many other companies that make entertainment available to the public, we utilize significant resources to advertise, promote and provide marketing support for our exhibitions. For fiscal 2011 and 2010 we incurred marketing and advertising expenses of $10.2 million and $4.2 million, respectively. We are also party to agreements pursuant to which we engage third parties to assist us in the production, design, promotion and marketing of our exhibitions. If our advertising, promotional and other marketing campaigns are not successful, or if we are not able to continue to secure on commercially reasonable terms the assistance of third parties in our marketing and promotional activities, our results of operations will be harmed.

Events harming our reputation could adversely affect our business prospects, financial results and stock price.

We are dependent on our reputation. Events that can damage our reputation include, but are not limited to, legal violations, actual or perceived ethical problems, particularly related to our human anatomy exhibitions, actual or perceived poor employee relations, actual or perceived poor customer service, venue appearance or operational issues, or events outside of our control that generate negative publicity with respect to our company. Any event that has the potential to negatively impact our reputation could negatively affect our business prospects, financial results and stock price.

We are dependent upon our ability to locate effective venues for our exhibitions, either in museums or in leased exhibition space. If we are unable to lease exhibition venues on acceptable terms or to partner with museums to present our exhibitions, our results of operations could be adversely affected.

We require access to exhibition venues owned or leased by third parties to conduct our exhibitions. Our long-term success depends, in part, on our ability to utilize such venues on commercially reasonable terms. Our ability to obtain new venue locations on favorable terms and in desirable locations depends on a number of other factors, many of which are also beyond our control, including but not limited to, international, national and local business conditions as well as competition from other promoters and exhibitions. If we are not able to secure exhibition locations on commercially reasonable terms and in desirable locations, our results of operations and financial condition could be harmed. We also present our exhibitions in museums. If we are unable to develop and maintain relationships with museums to present our exhibits, or if demand for our exhibits from the museum community declines, our results of operations and financial condition could be harmed.

Our exhibitions are becoming subject to increasing competition that could negatively impact our operating results and financial condition.

Titanic exhibitions. Although we are currently the only entity that exhibits artifacts recovered from the wreck site of the Titanic, we currently encounter competition from other Titanic exhibitions that exhibit replicas of artifacts and memorabilia not obtained directly from the wreck site. In addition, in the future we may encounter competition from other Titanic exhibitions or events, as our Titanic exhibition business continues to change. For example, an adverse ruling in 1999 by the U.S. Court of Appeals for the Fourth Circuit left us with non-exclusive rights to photograph and film the Titanic wreck site. As a result of this ruling, other companies can now photograph and film the Titanic wreck site, which exposes us to increased competition that could, for example, result in our loss of future exhibitions or other opportunities, such as documentary film rights. Moreover, it is possible that other companies may, albeit in violation of our Salvor-in-Possession rights, attempt to explore the Titanic wreck site in the future. If any of these companies were successful, we would face increased competition as well as increased costs necessary to defend and preserve our rights. The availability of remotely-operated vehicles for charter from third parties to conduct expeditions may make it easier for others to gain access to the Titanic site in violation of our Salvor-in-Possession rights. Any of these developments could have an adverse impact on our financial performance.

Human anatomy exhibitions.    Our human anatomy exhibitions face intense competition with other human anatomy exhibitions similar to ours offered by various companies in the United States and around the world. As a result, we may lose visitors to our exhibits based on competitors’ claims, the proximity of competing exhibitions to ours, and our ability to advertise and otherwise entice visitors to our exhibits in the extremely competitive marketplace. In addition, if a significant number of new human anatomy exhibitions were to enter the same markets in which our exhibitions are offered or are planned to be offered, attendance at our human anatomy exhibitions could decline and our results of operations and financial condition could be harmed.

Other exhibitions.  If we are successful in presenting new exhibitions, competitors may bring similar exhibitions of their own to the market. To the extent competitors are successful at marketing and promoting competing exhibitions, our results of operations and financial condition could be harmed.

Through our co-promoters, we conduct exhibitions outside of the United States, which subjects us to additional business risks that could increase our costs and cause our profitability to decline.

During fiscal 2011, we derived approximately $6.9 million or 15.5% of our total revenue (excluding film revenue) from exhibitions located outside of the U.S., which represents 43.3% of our total attendance. We intend to continue to pursue international exhibition opportunities. Our international exhibitions are subject to a number of risks, including the following:

•	changes in foreign regulatory requirements;

•	difficulties in staffing, training and managing foreign operations;

•	changing and irregular enforcement of legal regulations;

•	difficulties in collecting amounts due from foreign partners; and

•	political and economic instability.

We are also subject to risks arising from currency exchange rate fluctuations, which could increase our costs and cause our profitability to decline. Our financial arrangements with foreign vendors are mostly based upon foreign currencies. As a result, we are exposed to the risk of currency fluctuations between the U.S. dollar and the currencies of the countries in which our exhibitions are touring. The U.S. dollar value of our foreign-generated revenues varies with currency exchange rate fluctuations. Significant volatility in the value of the U.S. dollar relative to foreign currencies could harm our results of operations and financial condition.

Certain aspects of our operations are subject to governmental regulation, and our failure to comply with any existing or future regulations could seriously harm our business, results of operations and financial condition.

Our exhibitions are subject to federal, state and local laws, both domestically and internationally, governing various matters, such as:

•	licensing and permitting;

•	health, safety, environmental and sanitation requirements;

•	working conditions, labor, minimum wage and hour, citizenship and employment laws; and

•	sales, use and other taxes and withholding.

We cannot predict the extent to which existing or future laws or regulations could impact our operations. Although we generally contract with a third party for various services at our venues, we cannot provide assurances that we or our third parties are in full compliance with all applicable laws and regulations at all times, that we or our third parties will be able to comply with any future laws and regulations or that we will not incur liabilities for violations by us or third parties with which we maintain a relationship. Our failure or the failure of any of our third parties with which we maintain a relationship to comply with laws and regulations could also cause us to be subject to investigations or governmental actions that could seriously harm our business.

We may be unable to hire and retain the personnel we need and, as a result, could lose our competitive position.

To meet our business objectives, we must continue to attract and retain skilled technical, operational, managerial and sales and marketing personnel. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations. If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could harm our revenue. In addition, our recent efforts to reduce headcount and general and administrative expenses may harm our ability to retain the personnel we need.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Form 10-K and Forms 10-Q, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds up to $10,000,000 under the Purchase Agreement. Any proceeds from LPC we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

THE LPC TRANSACTION

General

On October 31, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with Lincoln Park Capital Fund, LLC (“LPC”). Under the Purchase Agreement, we have the right to sell to LPC up to $10,000,000 of our common stock at our option as described below.

Pursuant to the Registration Rights Agreement, we are filing this registration statement and prospectus with the Securities and Exchange Commission (the “SEC”) covering shares that may be issued to LPC under the Purchase Agreement. We do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part. After the registration statement is declared effective (“Commencement Date”), over approximately 36 months, we have the right to direct LPC to purchase up to $10,000,000 of our common stock in amounts up to 100,000 shares as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances. No sales of shares may occur below $1.00 per share. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC. The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. LPC may not assign or transfer its rights and obligations under the Purchase Agreement. We may issue up to 149,165 shares to LPC as commitment shares on a pro rata basis as LPC purchases up to $10,000,000 of our common stock as directed by us. Pursuant to the Purchase Agreement, the shares we issue to LPC pursuant to the Purchase Agreement, including the commitment shares issued to LPC, may not exceed 7,817,621 of our common stock, which represents one-third of the number of shares of common stock held by non-affiliates as of the date of the Purchase Agreement.

As of October 31, 2011, there were 47,443,513 shares outstanding (23,452,863 shares held by non-affiliates). The 5,149,165 shares offered pursuant to this prospectus include 149,165 shares that we may issue pro rata as a commitment fee as up to $10,000,000 of our stock is purchased by LPC, with the remainder representing shares we may sell to LPC under the Purchase Agreement. If all of the 5,149,165 shares offered by LPC pursuant to this prospectus were issued and outstanding as of the date hereof, such shares would represent 9.8% of the total common stock outstanding or 18.0% of the non-affiliates shares outstanding, as adjusted, as of the date hereof. If we elect to issue more than the 5,149,165 shares offered pursuant to this prospectus, subject to a maximum share cap of 7,817,621 shares, which we have the right but not the obligation to do, we must register under the Securities Act any additional shares we may elect to sell to LPC (up to the 7,817,621 maximum share issuance cap) before we can sell such additional shares, which could cause substantial dilution to our stockholders. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased by LPC under the Purchase Agreement.

The Company and LPC previously entered into purchase agreements dated May 20, 2011, and October 19, 2011, both of which were terminated by the parties with no shares sold pursuant to the respective agreement. A registration statement previously filed related to the May 20, 2011, purchase agreement has been withdrawn.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to 100,000 shares of our common stock. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three lowest closing sale prices of our common stock during the twelve consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to 100,000 shares, we may direct LPC as often as every two business days to purchase up to an additional 100,000 shares of our common stock provided that on the purchase date our share price is not below $3.00 per share. The price at which LPC would purchase these accelerated amounts of our stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous ten business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price (“floor price”) of $1.00. However, LPC will not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less than the floor price.

Events of Default

The following events constitute events of default under the Purchase Agreement:

•

the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three consecutive business days;

•

the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq Capital Market, the OTC Bulletin Board, including comparable market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE AMEX;

•	the transfer agent’s failure for five business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;

•

any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 5,149,165 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months from the date of this prospectus. The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. LPC may ultimately acquire all, some or none of the 5,149,165 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the sale to LPC of up to 5,000,000 shares of our common stock, exclusive of the 149,165 commitment shares that may be issued, to LPC. We have the right to terminate the Purchase Agreement without any payment or liability to LPC at any time, including in the event that all $10,000,000 is sold to LPC under the Purchase Agreement, or the maximum share issuance cap is reached. The number of shares ultimately offered for sale by LPC pursuant to this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares that are registered in this offering at varying purchase prices:

Assumed Average Purchase Price	Number of Registered Shares to be Issued if Full Purchase (1) (2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC (3)	Proceeds from the Sale of Shares to LPC Under the LPC Purchase Agreement
$1.00 (4)	5,074,583	9.67%	$5,000,000
$1.84 (5)	5,137,232	9.77%	$9,200,000
$2.00	5,149,165	9.79%	$10,000,000
$3.00	3,482,498	6.84%	$10,000,000
$5.00	2,149,165	4.34%	$10,000,000

(1)

Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to LPC, we are only registering 5,149,165 shares to be acquired thereunder, which may or may not cover all such shares purchased by LPC under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares which are registered in this offering.

(2)

The number of registered shares includes a number of shares to be purchased at the applicable price plus the applicable commitment shares issuable to LPC, and no proceeds will be attributable to such commitment shares.

(3)

The denominator is a sum of (a) 47,443,513 shares outstanding as of October 31, 2011, and (b) the number of shares set forth in the adjacent column which includes the commitment shares issued pro rata as up to $10,000,000 of our stock is purchased by LPC. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The number of shares in such column does not include shares that are held by or may be issued to LPC which are not registered in this offering.

(4)	Under the Purchase Agreement, we may not sell and LPC may not purchase any shares in the event the purchase price of such shares is below $1.00 per share.

(5)	The closing sale price of our shares on October 31, 2011.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming the Company Issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	149,165(2)	0.31%(2)(3)	5,149,165	*

* less than 1%

(1)

Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)

The 149,165 shares beneficially owned before the offering were issued in a private placement on May 20, 2011. The 149,165 shares reported in this column are not included in the number of shares being registered hereby. We may at our discretion elect to issue to LPC up to 5,149,165 shares of our common stock in this offering under the Purchase Agreement. Such shares are not included in determining the percentage of shares beneficially owned before the offering.

(3)	Based on the 47,443,513 shares of our common stock outstanding as of October 31, 2011.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between LPC, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security, which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered pursuant to this prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by LPC.

LEGAL OPINION

In-House Legal Services, PLLC, has passed upon the validity of the shares of common stock being offered pursuant to this prospectus.

EXPERTS

The consolidated financial statements of Premier Exhibitions, Inc. as of February 28, 2011 and 2010 and for the years then ended appearing in Premier’s Annual Report on Form 10-K for the year ended February 28, 2011 have been audited by Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. All reports and other information that we file with the Securities and Exchange Commission are also available to the public from the Securities and Exchange Commission’s web site at www.sec.gov, under our company name or our CIK number: 0000796764.

We make available through our website located at www.prxi.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically submit such material to the Securities and Exchange Commission.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information about us, and the common stock offered pursuant to this prospectus, we refer you to the registration statement and its exhibits, which may be obtained as described above.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information that we file with it. This means that we can disclose important information to you in this document by referring you to other filings we have made with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference into this prospectus will update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus:

•

our annual report on Form 10-K for our fiscal year ended February 28, 2011, filed with the Securities and Exchange Commission on May 24, 2011, our quarterly report on Form 10-Q for our fiscal quarter ended May 31, 2011, filed with the Securities and Exchange Commission on July 13, 2011, and our quarterly report on Form 10-Q for our fiscal quarter ended August 31, 2011, filed with the Securities and Exchange Commission on October 14, 2011;

•	our definitive proxy statement for our 2011 annual meeting of stockholders, filed with the Securities and Exchange Commission on June 28, 2011;

•

our current reports on Form 8-K filed with the Securities and Exchange Commission on March 1, 2011, March 31, 2011, May 23, 2011, May 24, 2011, June 23, 2011, August 17, 2011, August 22, 2011, August 30, 2011, September 21, 2011, September 29, 2011, October 20, 2011, October 21, 2011, and November 4, 2011; and

•

the description of our common stock, par value $0.0001 per share, contained in our registration statement on Form 8-A (Reg. No. 0-22926), filed with the Securities and Exchange Commission on November 22, 1993.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Corporate Secretary

Premier Exhibitions, Inc.

3340 Peachtree Road, NE, Suite 900

Atlanta, Georgia 30326

Tel: (404) 842-2600

You may also access the documents incorporated by reference in this prospectus through our website located at www.prxi.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

[Outside Back Cover of Prospectus]

PREMIER EXHIBITIONS, INC.

Prospectus dated November 10, 2011

5,149,165 shares of common stock

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred by the registrant in connection with the issuance and distribution of the securities registered hereby. None of the expenses will be borne by the selling stockholder identified in this registration statement. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Nature of Expense	Amount

Registration fee	$ 1,068
Accounting fees and expenses	$ 5,500
Legal fees and expenses	$ 12,500
Transfer agent fees	$ 500
Printing and related fees	$ 1,200
Miscellaneous	$ 250

Total	$ 21,018

Item 15. Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act permits the indemnification of directors and officers of Florida corporations. Our charter provides that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

Under Florida law, we have the power to indemnify our directors and officers against claims arising in connection with their service to us except when a director’s or officer’s conduct involves: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; or (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a stockholder.

In addition, we have entered into agreements with certain of our directors and officers that contain provisions requiring us to indemnify them to the fullest extent permitted by Florida law. The agreements require us to indemnify our directors and officers to the extent permitted by our charter and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our charter limits the liability of current and former directors for monetary damages if they have acted in good faith and conformed to a standard of reasonable care. Furthermore, and notwithstanding anything to the contrary in our charter or bylaws, Section 607.0831 of the Florida Business Corporation Act limits the liability of directors for monetary damages for any statement, vote, decision or failure to act relating to management or policy of the corporation unless he or she breached or failed to perform her duties as a director, and the breach or failure constitutes: (a) a violation of criminal law, unless the director had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) an unlawful distribution; (d) in a proceeding by or in the right of the corporation or one or more of our stockholders, conscious disregard for our best interests or willful misconduct; or (e) in a proceeding brought by someone other than the corporation or one or more of our stockholders, recklessness or an act or omission committed in bad faith, with malicious purpose, or in a manner exhibiting willful disregard of human rights, safety or property.

We have purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by us.

Item 16. Exhibits

A list of exhibits filed with this registration statement is contained in the Exhibit Index to this registration statement and is incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(a)

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 10, 2011.

Premier Exhibitions, Inc.

/s/ Michael Little
Michael Little
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael Little and Robert Brandon, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, which they, or either of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Date	Signature	Title

November 9, 2011	/s/ Christopher Davino Christopher Davino	President and Chief Executive Officer and Director (Principal Executive Officer)

November 10, 2011	/s/ Michael Little Michael Little	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

November 9, 2011	/s/ Mark Sellers Mark Sellers	Chairman of the Board of Directors

November 8, 2011	/s/ William Adams William Adams	Director

November 8, 2011	/s/ Douglas Banker Douglas Banker	Director

November 8, 2011	/s/ Ronald Bernard Ronald Bernard	Director

November 9, 2011	/s/ Stephen Palley Stephen Palley	Director

November 8, 2011	/s/ Mark McGowan Mark McGowan	Director

November 8, 2011	/s/ Bruce Steinberg Bruce Steinberg	Director

November 9, 2011	/s/ Samuel Weiser Samuel Weiser	Director

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Exhibit Description	Filed Herewith	Form	Exhibit	Filing Date

3.1	Articles of Incorporation (Commission File Number 000-24452)		8-K	3.1	10-20-04

3.2	Amendment to Articles of Incorporation		SB-2	3.2	01-05-06

3.3	Second Amendment to Articles of Incorporation		S-8	4.3	08-17-09

3.4	Amended and Restated Bylaws, dated September 16, 2011		8-K	3.1	09-21-11

4.1	Form of Common Stock Certificate		8-K/A	4.1	11-01-04

4.2	Purchase Agreement, dated October 31, 2011, by and between Premier Exhibitions, Inc. and Lincoln Park Capital Fund, LLC		8-K	10.1	11-04-11

4.3	Registration Rights Agreement, dated October 31, 2011, by and between Premier Exhibitions, Inc. and Lincoln Park Capital Fund, LLC		8-K	10.2	11-04-11

5.1	Opinion of In-House Legal Services, PLLC, regarding the legality of the shares of common stock being registered	X

23.1	Consent of In-House Legal Services, PLLC (included in Exhibit 5.1)	X

23.2	Consent of Cherry, Bekaert & Holland, L.L.P., independent registered accountants	X

24.1	Power of Attorney (included on signature page of S-3)	X